Exhibit 99.1

Oceaneering Announces Record First Quarter Earnings

—Quarterly Earnings Increase Over 100%

—ROV Utilization Rises to 77%

April 28, 2005 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) today reported record first quarter earnings for the period ended March 31, 2005. On revenue of $210.7 million, Oceaneering generated net income of $10.6 million, or $0.40 per share. During the corresponding period in 2004, Oceaneering reported revenue of $166.6 million and net income of $4.8 million, or $0.19 per share.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended
	Mar. 31,		Dec. 31,
	2005	2004	2004
Revenue	$210,737	$166,628	$226,038
Gross Margin	$33,203	$25,634	$39,095
Operating Income	$14,493	$8,957	$19,357
Net Income	$10,592	$4,830	$11,712
Diluted Earnings Per Share	$0.40	$0.19	$0.45
Weighted Average Number of Diluted Shares	26,510	25,378	25,903

Quarterly net income was more than double that of the first quarter of 2004. This was attributable to higher profit contributions from Remotely Operated Vehicles (ROV), Subsea Projects and the Medusa Spar. The March 2004 quarter included $1.8 million of costs associated with a terminated acquisition effort. Sequentially, quarterly net income declined primarily due to lower results from Subsea Products.

John Huff, Chairman and Chief Executive Officer, stated, “Results for the quarter were very rewarding, as we achieved record results and year-over-year increases in profit contribution from five of our six business activities. Recent investments we made to expand our ROV fleet and acquire an ownership position in the Medusa Spar significantly contributed to our results.

“When compared to the first quarter of last year, ROV operating income increased due to our 2004 ROV acquisitions and an improvement in our overall fleet utilization rate from 69% to 77%. Subsea Projects had a great quarter due to a continuation of Hurricane Ivan repair work by our diving group and increased maintenance of subsea infrastructure utilizing our larger vessels. Inspection results improved on our efforts to sell more value added services.

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“Financial results from our investment in the Medusa Spar, reported as equity income from unconsolidated affiliates, contributed $4.0 million during the quarter, up from $1.1 million in the same period last year and $2.4 million last quarter. Quarterly production from the initial six Medusa wells is now expected to begin a natural decline. We anticipate, however, this will be partially offset by the tieback of Medusa North completed early in April, and the quarterly profit contribution from this operation will continue at a high level in the second quarter.

“Subsea Products segment profitability declined, as we had projected, in spite of a considerable improvement in the performance by our Oceaneering Intervention Engineering (OIE) specialty products group. The profit decline was attributable to a reduced level of earnings from our Multiflex umbilical operation, as a result of longer raw material delivery times, and therefore our ability to generate revenue, and start-up costs incurred at the new Panama City plant.

“Recently, we determined the Panama City planetary cabling machine underrollers and associated components were inadequately designed and have to be replaced. Consequently, we now anticipate we will not be able to manufacture steel tube umbilicals at this plant until sometime in the fourth quarter of this year. Therefore, we are currently estimating a $6.0 to $8.0 million lower level of operating income contribution from our Subsea Products segment in 2005, as compared to our estimate at the time of our last earnings release. Of this amount, $2.0 million was included in the first quarter’s results. Furthermore, we are now projecting an additional $4.0 to $6.0 million of capital expenditures to complete the installation of all of the Panama City plant equipment.

“On a positive note, at the end of March our Subsea Products backlog was $91 million, up $13 million for the quarter. Bid activity is very high, and we expect our backlog will grow during the rest of the year and this segment’s profitability will substantially increase in 2006.

“The 2005 outlook for our other oilfield business activities has improved since our last earnings release. As a result, despite our reduced Subsea Products profit assessment, our guidance for this year is to achieve record EPS in a range of $1.90 to $2.15, led by an increase in ROV profitability. For the second quarter we are forecasting EPS of $0.44 to $0.50 we are projecting additional quarterly earnings improvements in the second half of 2005. Given our assessment that demand for our oilfield products and services will continue to escalate, we believe there is a reasonable chance to achieve 2006 EPS of 20% over our 2005 results.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s anticipated second quarter profit contribution from the Medusa Spar, estimated time to manufacture steel tube umbilicals from its Panama City umbilical plant, reduced 2005 operating income contribution estimate from Subsea Products, projection of additional capital to be spent to complete the Panama City plant, expected 2005 growth in Subsea Products backlog, outlook in 2005 for its other oilfield business activities, projected record earnings range for 2005, EPS forecast for the second quarter of 2005, projected additional earnings improvement in the second half of 2005, and 2006 EPS growth prospects. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s annual report on Form 10-K for the year ended December 31, 2004 and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the telecommunications, aerospace, and marine engineering and construction industries.

For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for April 29, 2005 at 10:00 a.m. central time, can be heard at www.companyboardroom.com (enter ticker OII).

PR 909

CONDENSED CONSOLIDATED BALANCE SHEETS

	Mar. 31, 2005	Dec. 31, 2004
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $29,637 and $16,781)	$295,135	$276,876
Net Property and Equipment	400,138	401,054
Other Assets	144,769	141,734

TOTAL ASSETS	$840,042	$819,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$173,987	$170,672
Long-term Debt	147,881	142,172
Other Long-term Liabilities	51,046	52,383
Shareholders’ Equity	467,128	454,437

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$840,042	$819,664

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
	2005	2004	2004
	(in thousands, except per share amounts)
Revenue	$210,737	$166,628	$226,038
Cost of Services and Products	177,534	140,994	186,943

Gross Margin	33,203	25,634	39,095
Selling, General and Administrative Expense	18,710	16,677	19,738

Income from operations	14,493	8,957	19,357
Interest Income	61	55	110
Interest Expense	(2,194)	(2,094)	(1,985)
Equity earnings (losses) of unconsolidated affiliates, net	4,092	1,136	174
Other Expense, net	(30)	(623)	(715)

Income before income taxes	16,422	7,431	16,941
Provision for Income Taxes	(5,830)	(2,601)	(5,229)

Net Income	$10,592	$4,830	$11,712

Diluted Earnings per Share	$0.40	$0.19	$0.45
Weighted average number of common shares and equivalents	26,510	25,378	25,903

The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report, Quarterly
Report on Form 10-Q and Annual Report on Form 10-K.

SEGMENT INFORMATION

		For the Three Months Ended
		Mar. 31,	Mar. 31,	Dec. 31,
		2005	2004	2004
		($ in thousands)
Remotely Operated Vehicles	Revenue	$67,616	$46,405	$65,882
	Gross margin	$16,715	$10,853	$17,593
	Gross margin %	25%	23%	27%
	Operating income	$13,081	$8,565	$14,038
	Days available	14,972	12,746	15,456
	Utilization	77%	69%	74%
Subsea Products	Revenue	$40,678	$33,326	$53,397
	Gross margin	$2,559	$5,697	$8,986
	Gross margin %	6%	17%	17%
	Operating income	$(2,143)	$2,025	$3,930
Subsea Projects	Revenue	$24,478	$12,483	$26,070
	Gross margin	$4,950	$1,476	$4,392
	Gross margin %	20%	12%	17%
	Operating income	$3,806	$366	$3,147
Mobile Offshore Production Systems	Revenue	$11,363	$12,767	$11,879
	Gross margin	$4,348	$4,534	$4,851
	Gross margin %	38%	36%	41%
	Operating income	$3,929	$4,038	$4,477
Inspection	Revenue	$36,932	$31,899	$35,866
	Gross margin	$4,436	$2,920	$3,211
	Gross margin %	12%	9%	9%
	Operating income	$1,234	$98	$24
Advanced Technologies	Revenue	$29,670	$29,748	$32,944
	Gross margin	$5,914	$5,497	$6,368
	Gross margin %	20%	18%	19%
	Operating income	$3,976	$3,701	$4,441
Unallocated Expenses	Gross margin	$(5,719)	$(5,343)	$(6,306)
	Operating income	$(9,390)	$(9,836)	$(10,700)
TOTAL	Revenue	$210,737	$166,628	$226,038
	Gross margin	$33,203	$25,634	$39,095
	Gross margin %	16%	15%	17%
	Operating income	$14,493	$8,957	$19,357
SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$20,034	$67,103	$31,280
	Depreciation and amortization	$18,229	$15,621	$17,173